Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Cnova Ordinary Shares (as defined below), and the provisions herein are subject in their entirety to the provisions of the U.S. Offer (as defined below). The U.S. Offer is made solely pursuant to the Offer to Purchase, dated December 27, 2016, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Cnova Ordinary Shares that are resident in the United States. The U.S. Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Cnova Ordinary Shares in any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of U.S. Offer to Purchase for Cash

All Outstanding Ordinary Shares

of

CNOVA N.V.

a Netherlands public limited liability company (naamloze vennootschap)
at
$5.50 PER SHARE, NET TO THE SELLER
Pursuant to the Offer to Purchase dated December 27, 2016
by
CASINO, GUICHARD-PERRACHON
a French public limited company (société anonyme)

Casino, Guichard-Perrachon, a French public limited company (société anonyme) (“Purchaser”), is offering to purchase any and all of the outstanding ordinary shares, par value €0.05 (the “Cnova Ordinary Shares”), of Cnova N.V., a Netherlands public limited liability company (naamloze vennootschap) (“Cnova”) from holders that are resident in the United States (“US Holders”), at a price of $5.50 per Cnova Ordinary Share, net to the seller in cash, without interest, subject to any required withholding of taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 27, 2016 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the “U.S. Offer”).

Holders of record who tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Cnova Ordinary Shares by Purchaser pursuant to the U.S. Offer. Holders who hold their Cnova Ordinary Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with such institution as to whether it charges any service fees or commissions.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 27, 2016, UNLESS THE U.S. OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

The U.S. Offer is not subject to any conditions, including any financing conditions. Subject to the terms and conditions set forth in the U.S. Offer, Purchaser will accept for payment and pay for all Cnova Ordinary Shares validly tendered and not validly withdrawn prior to the Expiration Date. For purposes of the U.S. Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Cnova Ordinary Shares validly tendered and not validly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Cnova Ordinary Shares pursuant to the U.S. Offer. Upon the terms and subject to the conditions of the U.S. Offer, payment for Cnova Ordinary Shares accepted for payment pursuant to the U.S. Offer will be made by deposit of the Offer Price for such Cnova Ordinary Shares with the Depositary, which will act as paying agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Cnova Ordinary Shares have been accepted for payment. If Purchaser extends the U.S. Offer, is delayed in its acceptance for payment of any Cnova Ordinary Shares or is unable to accept such Cnova Ordinary Shares for payment pursuant to the U.S. Offer for any reason, then, without prejudice to Purchaser’s rights under the U.S. Offer, the Depositary may retain tendered Cnova Ordinary Shares on Purchaser’s behalf, and such Cnova Ordinary Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under no circumstances will Purchaser pay interest on the purchase price for Cnova Ordinary Shares by reason of any extension of the U.S. Offer or any delay in making such payment for Cnova Ordinary Shares.

No alternative, conditional or contingent tenders will be accepted. In all cases, payment for Cnova Ordinary Shares accepted for payment pursuant to the U.S. Offer will only be made after timely receipt by the Depositary of (1) certificates evidencing such Cnova Ordinary Shares (“Certificates”) or confirmation of a book-entry transfer of such Cnova Ordinary Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (2) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as described in the Offer to Purchase) in lieu of the Letter of Transmittal and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to Cnova Ordinary Shares are actually received by the Depositary. If you wish to tender Cnova Ordinary Shares pursuant to the U.S. Offer and cannot deliver such Cnova Ordinary Shares and all other required documents to the Depositary or cannot comply with the procedures for book-entry transfer described in the sections of the Offer to Purchase entitled “The Offers—Terms of the Offers—Acceptance for Payment; Return of and Payment for Cnova Ordinary Shares” and “The Offers—Terms of the Offers—Procedures for Accepting the U.S. Offer and Tendering Cnova Ordinary Shares,” in each case prior to the Expiration Date, you may nevertheless tender such Cnova Ordinary Shares by properly completing and duly executing a Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedure described in the sections of the Offer to Purchase entitled “The Offers—Terms of the Offers—Acceptance for Payment; Return of and Payment for Cnova Ordinary Shares” and “The Offers—Terms of the Offers—Procedures for Accepting the U.S. Offer and Tendering Cnova Ordinary Shares.”

Cnova Ordinary Shares tendered pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Date and, and, if Casino has not made payment in respect of any Cnova Ordinary Shares by February 25, 2017, such Cnova Ordinary Shares may be withdrawn at any time until payment is made.

For a withdrawal to be proper and effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Cnova Ordinary Shares to be withdrawn, the number of Cnova Ordinary Shares to be withdrawn and the name in which the Certificates are registered if different from that of the person who tendered such Cnova Ordinary Shares. If Certificates evidencing Cnova Ordinary Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as described in the Offer to Purchase), unless such Cnova Ordinary Shares have been tendered for the account of an Eligible Institution. If Cnova Ordinary Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Cnova Ordinary Shares.

Withdrawals of Cnova Ordinary Shares may not be rescinded. Any Cnova Ordinary Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the U.S. Offer. However, withdrawn Cnova Ordinary Shares may be re-tendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and Purchaser’s determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Cnova has provided Purchaser with Cnova’s shareholder list and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Cnova Ordinary Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Cnova Ordinary Shares whose names appear on Cnova’s shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Cnova Ordinary Shares.

The exchange of Cnova Ordinary Shares for cash pursuant to the U.S. Offer will be a taxable transaction to U.S. holders (as defined in the Offer to Purchase) for United States federal income tax purposes. See the Offer to Purchase for a more detailed discussion of the tax treatment of the U.S. Offer. Each holder of Cnova Ordinary Shares should consult with its tax advisor as to the particular tax consequences to such holder of exchanging Cnova Ordinary Shares for cash in the U.S. Offer.

The Offer to Purchase and the related Letter of Transmittal contain important information. Holders of Cnova Ordinary Shares should carefully read both documents in their entirety before any decision is made with respect to the U.S. Offer.

Questions and requests for assistance may be directed to the Information Agent at its addresses and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Shareholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the U.S. Offer. Except as set forth in the Offer to Purchase, Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Cnova Ordinary Shares pursuant to the U.S. Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the U.S. Offer materials to their customers.

The Information Agent for the U.S. Offer is:

1290 Avenue of the Americas, 9th Floor
New York, New York 10104
U.S. Toll Free Number for holders of Securities in the United States: (888) 206-5896
U.S. Number for banks and brokers: (212) 440-9800

December 27, 2016

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